Exhibit 99.1

News Release	News Release

Magnum Hunter Resources Announces

Commitment to Amend its Senior Secured

Revolving Credit Facility

IRVING, TX—(Marketwired — July 8, 2015) - Magnum Hunter Resources Corporation (NYSE: MHR) (NYSE MKT: MHR.PRC) (NYSE MKT: MHR.PRD) (NYSE MKT: MHR.PRE) (the “Company” or “Magnum Hunter”) announced today that it has received and accepted a firm commitment (the “Commitment”) from Bank of Montreal, which is the administrative agent and lead lender under the Company’s senior secured revolving credit facility (the “Facility”), to (i) consent to certain amendments and waivers with respect to the Facility (the “Amendments”) and (ii) assume the interests under the Facility of each other current member of the Facility’s lending syndicate that may not choose to consent to the Amendments contemplated by the new Commitment.

The Amendments will, among other things, permanently eliminate the Company’s obligation under the Facility to raise $65 million in net cash proceeds from certain specified transactions by July 10, 2015.  As of the date of the Commitment, the Company had raised an aggregate of approximately $55.6 million in net cash proceeds from certain of these specified transactions in connection with this obligation, to which the Company will no longer be subject following the effective date of the Amendments. In addition, the Amendments will include waivers of compliance by the Company with the current ratio and total secured net debt to EBITDAX ratio covenants currently existing under the Facility until the earlier of (i) the fiscal quarter ending December 31, 2015 or (ii) the fiscal quarter during which the Company closes on the sale of all or substantially all of the Company’s equity ownership interest in Eureka Hunter Holdings, LLC (“Eureka Hunter”).  The Company previously announced its intention to pursue the sale of 100% of its equity ownership interest in Eureka Hunter pursuant to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on June 25, 2015.  Based upon current market conditions, the Company believes that a sale of all of its equity interest in Eureka Hunter could generate up to approximately $600 - $700 million in gross cash proceeds to Magnum Hunter.

The Commitment of Bank of Montreal and the Amendments contemplated thereby are subject to the satisfaction of certain customary conditions, including, with respect to the Amendments, the requisite consent of the other lenders under the Facility. Pursuant to the terms and conditions of the Commitment, Bank of Montreal has agreed to assume 100% of the other bank commitments under the Facility of each other current lender that may choose to cease being a lender under the Facility in connection with the Amendments outlined herein.

Magnum Hunter expects to close on the Amendments contemplated by the Commitment on or before July 10, 2015.

Management Comments

Mr. Gary C. Evans, Chairman of the Board and Chief Executive Officer of Magnum Hunter, commented, “This new amendment under our existing senior bank loan facility provides Magnum Hunter the freedom and flexibility to continue down the liquidity enhancing path we have been on all year without minimum short-term mandated requirements.  We believe the actions we are currently undertaking will significantly enhance our balance sheet and improve our liquidity position which will allow us to continue exploiting our vast Appalachian lease acreage position later this year.”

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Dallas, Texas based independent exploration and production company engaged in the acquisition, development and production of crude oil, natural gas and natural gas liquids, primarily in the states of West Virginia and Ohio. The Company is presently active in two of the most prolific unconventional shale resource plays in North America, the Marcellus Shale and Utica Shale located in Northwest West Virginia and Southeast Ohio.

Availability of Information on the Company’s Website

Magnum Hunter is providing a reminder that it makes available on its website (at www.magnumhunterresources.com) a variety of information for investors, analysts and the media, including the following:

•                  annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports as soon as reasonably practicable after the material is electronically filed with or furnished to the Securities and Exchange Commission;

•                  the most recent version of the Company’s Investor Presentation slide deck;

•                  announcements of conference calls, webcasts, investor conferences, speeches and other events at which Company executives may discuss the Company and its business and archives or transcripts of such events;

•                  press releases regarding annual and quarterly earnings, operational developments, legal developments and other matters; and

•                  corporate governance information, including the Company’s corporate governance guidelines, committee charters, code of conduct and other governance-related matters.

Magnum Hunter’s goal is to maintain its website as the authoritative portal through which visitors can easily access current information about the Company.  Over time, the Company intends for its website to become a primary channel for public dissemination of important information about the Company.  Investors, analysts, media and other interested persons are encouraged to visit the Company’s website frequently.

Certain information included on the Company’s website constitutes forward-looking statements and is subject to the qualifications under the heading “Forward-Looking Statements” below and in the Company’s Investor Presentation slide deck.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although Magnum Hunter believes that the expectations reflected in the forward-looking statements are reasonable, Magnum Hunter can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings made by Magnum Hunter with the Securities and Exchange Commission (SEC). Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed by Magnum Hunter with the SEC, including Magnum Hunter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and its Quarterly Reports on Form 10-Q for the fiscal quarters ended after such fiscal year. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” Forward-looking statements speak only as of the date of the document in which they are contained, and Magnum Hunter does not undertake any duty to update any forward-looking statements except as may be required by law.   Furthermore, the Company cannot provide assurance as to whether or when it will be able to consummate the sale of the Company’s equity ownership interest in Eureka Hunter or other liquidity enhancing transactions, or, if any such transactions are consummated, whether they will be on the terms contemplated or will provide the Company with sufficient liquidity to meet its cash flow needs or maintain compliance with the financial and other covenants in the Company’s debt agreements.

Contact:

Mark Schuck

AVP Financial Planning and Investor Relations

ir@magnumhunterresources.com

469-444-1643